                                                                    EXHIBIT 99.1


                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 APRIL 30, 1995

                                     AMONG

                               GROW GROUP, INC.,

                        IMPERIAL CHEMICAL INDUSTRIES PLC

                                      AND

                                GDEN CORPORATION

                              TABLE OF CONTENTS/1/

                                   ARTICLE I
                                   THE OFFER

SECTION 1.01.  The Offer....................................................  2
SECTION 1.02.  Company Action...............................................  3
SECTION 1.03.  Directors....................................................  5


                                  ARTICLE II
                                  THE MERGER

SECTION 2.01.  The Merger...................................................  6
SECTION 2.02.  Conversion of Shares.........................................  6
SECTION 2.03.  Surrender and Payment........................................  7
SECTION 2.04.  Dissenting Shares............................................  8
SECTION 2.05.  Stock Options................................................  9
SECTION 2.06.  Merger Without Meeting of Shareholders.......................  9


                                  ARTICLE III
                           THE SURVIVING CORPORATION

SECTION 3.01.  Certificate of Incorporation................................. 10
SECTION 3.02.  Bylaws....................................................... 10
SECTION 3.03.  Directors and Officers....................................... 10


                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

SECTION 4.01.  Corporate Existence and Power................................ 10
SECTION 4.02.  Corporate Authorization...................................... 11
SECTION 4.03.  Governmental Authorization................................... 11
SECTION 4.04.  Non-Contravention............................................ 11
SECTION 4.05.  Capitalization............................................... 12
SECTION 4.06.  Subsidiaries................................................. 13
SECTION 4.07.  Investments.................................................. 14
SECTION 4.08.  SEC Filings.................................................. 14
SECTION 4.09.  Financial Statements......................................... 14
SECTION 4.10.  Disclosure Documents......................................... 15
SECTION 4.11.  Absence of Certain Changes................................... 15
SECTION 4.12.  No Undisclosed Material Liabilities.......................... 17
SECTION 4.13.  Litigation................................................... 17
SECTION 4.14.  Taxes........................................................ 17
SECTION 4.15.  Employee Matters............................................. 19
SECTION 4.16.  Labor Matters................................................ 23
SECTION 4.17.  Compliance with Laws......................................... 23
SECTION 4.18.  Finders' Fees................................................ 23
SECTION 4.19.  Environmental Matters........................................ 23
SECTION 4.20.  Property..................................................... 25

- ------------
/1/ The Table of Contents is not a part of this Agreement.

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SECTION 4.21.  Trademarks................................................... 25
SECTION 4.22.  Material Contracts........................................... 26


                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                         OF BUYER AND MERGER SUBSIDIARY

SECTION 5.01.  Corporate Existence and Power................................ 26
SECTION 5.02.  Corporate Authorization...................................... 26
SECTION 5.03.  Governmental Authorization................................... 27
SECTION 5.04.  Non-Contravention............................................ 27
SECTION 5.05.  Disclosure Documents......................................... 27
SECTION 5.06.  Finders' Fees................................................ 28
SECTION 5.07.  Financing.................................................... 28
SECTION 5.08.  Share Ownership.............................................. 28
SECTION 5.09.  Merger Subsidiary's Operations............................... 28


                                   ARTICLE VI
                            COVENANTS OF THE COMPANY

SECTION 6.01.  Conduct of the Company....................................... 28
SECTION 6.02.  Stockholder Meeting; Proxy Material.......................... 29
SECTION 6.03.  Access to Information........................................ 30
SECTION 6.04.  Other Offers................................................. 30
SECTION 6.05.  Notices of Certain Events.................................... 31
SECTION 6.06.  Amendment of Rights Agreement................................ 31
SECTION 6.07.  Conveyance Taxes............................................. 32


                                  ARTICLE VII
                               COVENANTS OF BUYER

SECTION 7.01.  Obligations of Merger Subsidiary............................. 32
SECTION 7.02.  Voting of Shares............................................. 32
SECTION 7.03.  Director and Officer Liability............................... 32


                                  ARTICLE VIII
                               COVENANTS OF BUYER
                                AND THE COMPANY

SECTION 8.01.  Best Efforts................................................. 33
SECTION 8.02.  Certain Filings.............................................. 34
SECTION 8.03.  Public Announcements......................................... 34
SECTION 8.04.  Conveyance Taxes............................................. 34
SECTION 8.05.  Further Assurances........................................... 34
SECTION 8.06.  Employee Matters............................................. 35

                                  ARTICLE IX
                           CONDITIONS TO THE MERGER

SECTION 9.01.  Conditions to the Obligations of Each Party.................. 37


                                   ARTICLE X
                                  TERMINATION

SECTION 10.01.  Termination................................................. 37
SECTION 10.02.  Effect of Termination....................................... 39


                                   ARTICLE XI
                                 MISCELLANEOUS

SECTION 11.01.  Notices..................................................... 39
SECTION 11.02.  Survival of Representations and Warranties.................. 40
SECTION 11.03.  Amendments; No Waivers...................................... 40
SECTION 11.04.  Expenses.................................................... 41
SECTION 11.05.  Successors and Assigns...................................... 41
SECTION 11.06.  Governing Law............................................... 42
SECTION 11.07.  Severability................................................ 42
SECTION 11.08.  Third Party Beneficiaries................................... 42
SECTION 11.09.  Entire Agreement............................................ 42
SECTION 11.10.  Counterparts; Effectiveness................................. 42
SECTION 11.11.  Jurisdiction................................................ 42


ANNEX I

Schedule 4.01:  Licenses
Schedule 4.03:  Governmental Authorization
Schedule 4.04:  Non-Contravention
Schedule 4.05:  Stock Options
Schedule 4.06:  Subsidiaries
Schedule 4.07:  Investments
Schedule 4.11:  Absence of Certain Changes
Schedule 4.12:  Material Liabilities
Schedule 4.13:  Litigation
Schedule 4.15:  Employee Matters
Schedule 4.16:  Labor Matters
Schedule 4.17:  Compliance with Laws
Schedule 4.19:  Environmental Matters
Schedule 4.21:  Trademarks
Schedule 4.22:  Material Contracts
Schedule 7.03:  Director and Officer Liability

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER dated as of April 30, 1995 (this "AGREEMENT") among Grow Group, Inc., a New York corporation (the "COMPANY"), Imperial Chemical Industries PLC, a corporation organized under the laws of England ("BUYER"), and GDEN Corporation, a New York corporation and an indirect wholly owned subsidiary of Buyer ("MERGER SUBSIDIARY").


          WHEREAS, the Boards of Directors of Buyer, Merger Subsidiary and the Company have each determined that it is in the best interests of their respective shareholders for Buyer to acquire all of the outstanding capital stock of the Company upon the terms and subject to the conditions set forth herein; and

          WHEREAS, in furtherance of such acquisition, it is proposed that Buyer shall make a cash tender offer (the "OFFER") to acquire all the issued and outstanding shares of Common Stock, par value $.10 per share, of the Company (the "SHARES") for $18.10 per Share net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer; and

          WHEREAS, the Board of Directors of the Company has unanimously approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

          WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Buyer, Merger Subsidiary and the Company have each approved the merger of Merger Subsidiary with and into the Company in accordance with the Business Corporation Law of the State of New York ("NEW YORK LAW") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein;

          WHEREAS, in consideration of the willingness of Buyer and Merger Subsidiary to enter into this Agreement, Corimon Corporation, a Delaware corporation ("CORIMON CORP.") and Corimon, S.A.C.A., a corporation organized under the laws of Venezuela ("CORIMON"), have entered into a Stockholders Agreement, dated as of the date hereof, with Buyer and Merger Subsidiary (the "CORIMON OPTION AGREEMENT"), pursuant to which Corimon Corp. has granted Buyer an option to purchase 4,025,841 Shares (the "CORIMON SHARES"), all upon the terms and subject to the conditions set forth in the Corimon Option Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Merger Subsidiary and the Company hereby agree as follows:


                                   ARTICLE I

                                   THE OFFER

          SECTION 1.01.  The Offer.  (a) Provided that nothing shall have
                         ---------
occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Buyer shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence the Offer to purchase all of the outstanding Shares at a price of $18.10 per Share (the "OFFER PRICE"), net to the sellers in cash, subject to any amounts required to be withheld under applicable federal, state, local or foreign income tax regulations. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Corimon Shares and any other Shares then owned by Buyer, represents at least two-thirds of the Shares outstanding on a fully diluted basis (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Buyer expressly reserves the right to waive the Minimum Condition (provided that in no event shall Buyer be permitted to accept Shares for payment pursuant to the Offer unless the Shares so accepted for payment, together with the Corimon Shares and any other Shares then owned by Buyer, represent at least a majority of the outstanding Shares on a fully diluted basis) or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that no change may
                                                    --------
be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex I or which amends any condition to the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Buyer shall extend the Offer at any time up to the Outside Termination Date (as defined in Section 10.01) for one or more periods of not more than 10 business days, if at the initial expiration date of the Offer, or any extension thereof, the condition to the Offer requiring the expiration or termination of any applicable waiting periods under the HSR Act and the Exon-Florio Provision (as such terms are defined in Section 4.03) is not satisfied or required. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company. Subject to the terms and conditions of the Offer, Buyer shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

          (b) As soon as practicable on the date of commencement of the Offer, Buyer shall file (i) with the Securities and Exchange Commission (the "SEC"), a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively, the "SEC OFFER DOCUMENTS") and (ii) with the Attorney General of the State of New York, a Registration Statement (together with any supplements or amendments thereto, collectively, the "NEW YORK DISCLOSURE DOCUMENTS") in accordance with Article 16 (the "SECURITY TAKEOVER DISCLOSURE ACT") of New York Law. (The SEC Offer Documents and the New York Disclosure Documents are collectively referred to herein as the "OFFER DOCUMENTS".) Buyer and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Buyer agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the applicable authorities.

          SECTION 1.02.  Company Action.  (a) The Company hereby consents to the
                         --------------
Offer and represents that its Board of Directors, at a meeting duly called and held on April 30, 1995, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval satisfies in full the requirements of New York Law and Section 11(c)(ii) of the Certificate of Incorporation of the Company and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders; provided that such recommendation may be
                                    --------
withdrawn, modified or amended if, in the opinion of the Board of Directors, after consultation with independent legal counsel, such recommendation would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law. The parties agree that this Agreement shall constitute the memorandum of understanding contemplated by Section 11 of the Company's Certificate of Incorporation setting forth the principal terms of the Merger and related transactions.

          The Company represents that all members of the Board of Directors of the Company who are not designees of Corimon have, in accordance with the Standstill Agreement between the Company, Corimon and Corimon Corp., dated July 21, 1992, as amended (the "STANDSTILL AGREEMENT"), adopted a resolution providing for a waiver of the restrictions in Sections 3.1 and 4.1 of the Standstill Agreement to permit Corimon and Corimon Corp. to enter into and perform its obligations under the Corimon Option Agreement. The Company further represents that Wertheim Schroder & Co. Inc., as financial advisors to the Company, has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares (other than Corimon and Corimon Corp.) from a financial point of view. The Company has been advised that all of its directors and executive officers intend to tender their Shares (other than the Corimon Shares) pursuant to the Offer. The Company will promptly furnish Buyer with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all holders of record of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer or Merger Subsidiary may reasonably request in connection with the Offer.

          (b) As soon as practicable on the day that the Offer is commenced the Company will file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (the "SCHEDULE 14D-9") which shall reflect the recommendations of the Company's Board of Directors referred to above, but subject to the proviso to the sentence referring to such recommendations above. The Company, Buyer and Merger Subsidiary each agree to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

          (c) References herein to the "fiduciary duties" of the members of the Board of Directors of the Company mean the fiduciary duties of such members to the holders of Shares other than Corimon Corp.

          SECTION 1.03.  Directors.  (a) Effective upon the acceptance for
                         ---------
payment by Buyer of any Shares, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Buyer (including Shares accepted for payment and, assuming the number of Shares owned by Buyer or accepted for payment constitute at least a majority of the outstanding Shares on a fully diluted basis, the Corimon Shares) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Buyer's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of Directors of (x) each committee of the Board (other than any committee of the Board established to take action under this Agreement), (y) each board of directors of each Subsidiary (as defined in Section 4.06) and (z) each committee of each such board. Notwithstanding the foregoing, until the Effective Time (as defined in Section 2.01), the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof (the "COMPANY DESIGNEES").

          (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act (as defined in Section 4.03) and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. Buyer will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) From and after the time, if any, that Buyer's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Buyer or Merger Subsidiary hereunder, any waiver of any condition to the obligations of the Company or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Board of Directors; provided that if there
                                                      --------
shall be no such directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.


                                   ARTICLE II

                                   THE MERGER

          SECTION 2.01.  The Merger.  (a)  At the Effective Time (as defined in
                         ----------
Section 2.01(b)), Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with the New York Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

          (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Department of State of the State of New York and make all other filings or recordings required by New York Law in connection with the Merger. The Merger shall become effective on such date as the certificate of merger is duly filed with the Department of State of the State of New York or at such later date as is specified in the certificate of merger (the "EFFECTIVE TIME").

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Merger Subsidiary, all as provided under New York Law.

          SECTION 2.02.  Conversion of Shares.  At the Effective Time:
                         --------------------

          (a) each Share held by the Company as treasury stock or owned by Buyer, Merger Subsidiary or any other subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.02(a) or as provided in
     Section 2.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $18.10 in cash or any higher price paid for each Share in the Offer, without interest (the "MERGER CONSIDERATION").

          SECTION 2.03.  Surrender and Payment.  (a)  Prior to the Effective
                         ---------------------
Time, Buyer shall appoint a depositary (the "DEPOSITARY") for the purpose of exchanging certificates representing Shares for the Merger Consideration. The Depositary shall at all times be a commercial bank having a combined capital and surplus of at least $100,000,000. Buyer will pay to the Depositary immediately prior to the Effective Time, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be so paid, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly after the Effective Time, Buyer will send, or will cause the Depositary to send, but in no event later than three business days after the Effective Time, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Depositary).

          (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Depositary of a certificate or certificates properly representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Depositary any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Depositary that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

          (e) Any portion of the Merger Consideration paid to the Depositary pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Surviving Corporation, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Surviving Corporation for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer, Merger Subsidiary and the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares on the day immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

         (f) Any portion of the Merger Consideration paid to the Depositary pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Surviving Corporation upon demand.

          SECTION 2.04.  Dissenting Shares.  Notwithstanding Section 2.02,
                         -----------------
Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with New York Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

          SECTION 2.05.  Stock Options.  (a)  Immediately prior to the Effective
                         -------------
Time, each outstanding employee stock option (an "OPTION") to purchase Shares granted under any employee stock option or compensation plan or arrangement of the Company shall be canceled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid by the Company at the Effective Time for each such Option an amount determined by multiplying (i) the excess, if any, of $18.10 per Share over the applicable exercise price of such Option by
(ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time.

          (b) Prior to the Effective Time, the Company shall (i) use its best efforts to obtain any consents from holders of Options and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements, to the extent such consents or amendments are necessary to give effect to the transactions contemplated by Section 2.05(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any Option until necessary consents are obtained.

          SECTION 2.06.  Merger Without Meeting of Shareholders.
                         --------------------------------------
Notwithstanding Section 6.02 hereof, in the event that Buyer, Merger Subsidiary or any other subsidiary of Buyer shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 905 of the New York Law.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

          SECTION 3.01.  Certificate of Incorporation.  The certificate of
                         ----------------------------
incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "Grow Group, Inc.".

          SECTION 3.02.  Bylaws.  The bylaws of Merger Subsidiary in effect at
                         ------
the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

          SECTION 3.03.  Directors and Officers.  From and after the Effective
                         ----------------------
Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Subsidiary at the Effective Time shall be the initial directors of the Surviving Corporation and the officers of Merger Subsidiary at the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and appointed or qualified.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

          The Company represents and warrants to Buyer and Merger Subsidiary that:

          SECTION 4.01.  Corporate Existence and Power.  The Company is a
                         -----------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and except as set forth on Schedule 4.01, has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "LICENSES") required to carry on its business as now conducted except where the failure to have any such License would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, the term "MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition

(financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries (as defined in Section 4.06) taken as a whole, that is not a result of general changes in the economy or the industries in which the Company and its Subsidiaries operate. The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

          SECTION 4.02.  Corporate Authorization.  The execution, delivery and
                         -----------------------
performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement, assuming due and valid authorization, execution and delivery by the parties hereto, constitutes a valid and binding agreement of the Company except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          SECTION 4.03.  Governmental Authorization.  Except as set forth in
                         --------------------------
Schedule 4.03, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (each, a "GOVERNMENTAL ENTITY") other than:
(i) the filing of a certificate of merger in accordance with New York Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"); (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"); (iv) compliance with any applicable requirements of the New Jersey Industrial Site Recovery Act ("ISRA"); (v) compliance with any applicable requirements of the Security Takeover Disclosure Act; and (vi) compliance with any applicable requirements of
Section 721 of the Defense Production Act of 1950, as amended (the "EXON-FLORIO PROVISION").

          SECTION 4.04.  Non-Contravention.  The execution, delivery and
                         -----------------
performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of the Company, (ii) except as set forth in Schedule 4.04 and assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (iii) except as set forth in Schedule 4.04, with or without the giving of notice or passage of time or both, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary excluding from the foregoing clauses
(ii), (iii) or (iv) such violations, breaches, defaults or Liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and which will not materially impair the ability of the Company to consummate the transactions contemplated hereby. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          SECTION 4.05.  Capitalization.  The authorized capital stock of the
                         --------------
Company consists of 50,000,000 shares of common stock, par value $0.10 per Share and 1,000,000 shares of preferred stock. As of April 29, 1995, there were outstanding (1) 16,101,712 Shares and (2) employee stock options to purchase an aggregate of 318,699 Shares (the "OPTIONS") with a weighted average exercise price of $12.74 and a maximum exercise price of $18.13. Schedule 4.05 accurately sets forth information regarding the exercise prices of the Options. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section, except as provided in the Standstill Agreement, except for the Rights (as defined below), and except for changes since April 29, 1995 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or of any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

          SECTION 4.06.  Subsidiaries. (a)  Each Subsidiary that is actively
                         ------------
engaged in any business or owns any material assets (an "ACTIVE SUBSIDIARY") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) except as set forth in
Schedule 4.06, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except in each case to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Active Subsidiaries and their respective jurisdictions of incorporation are either identified in the Company's annual report on Form 10-K for the fiscal year ended June 30, 1994 (the "COMPANY 10-K") or in Schedule 4.06.

          (b) Except to the extent the failure of the representations and warranties set forth in this subsection (b) would not have a Material Adverse Effect, and except that the stock of the Active Subsidiaries is pledged under the Loan Agreement set forth on Schedule 4.04 (the "Loan Agreement"), which Loan Agreement restricts the sale of such stock, all of the outstanding capital stock of, or other ownership interests in, each Active Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests); there are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, or (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "SUBSIDIARY SECURITIES"); and, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

          SECTION 4.07.  Investments.  Except as disclosed in Schedule 4.07 and
                         -----------
except to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, directly or indirectly, owns any shares or has any ownership interest in any other Person or is a partner with any other Person.

          SECTION 4.08.  SEC Filings.  (a)  The Company has delivered to Buyer
                         -----------
(i) the annual reports on Form 10-K for its fiscal years ended June 30, 1992, 1993 and 1994, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended September 30, 1994 and December 31, 1994 (such reports are hereinafter referred to as the "COMPANY 10-QS"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since October 25, 1994, and (iv) all of its other reports, statements, schedules and registration statements filed by the Company with the SEC since June 30, 1994. As used herein, the term "COMPANY SEC DOCUMENTS" means, the annual report of the Company on Form 10-K for its fiscal year ended June 30, 1994, the Company 10-Qs, the proxy statement of the Company for the annual meeting of shareholders on October 26, 1994 and the current reports of the Company on Form 8-K dated February 25, 1995 and August 17, 1994 (as amended by the Form 8K/A dated October 12, 1994).

          (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933 as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          SECTION 4.09.  Financial Statements.  The audited consolidated
                         --------------------
financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and the Company Form 10-Qs fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of the interim financial statements included in the Company Form 10-Qs, except for the absence of certain footnotes that would be required under GAAP), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 1994 set forth in the Company 10-Q and "BALANCE SHEET DATE" means December 31, 1994.

          SECTION 4.10.  Disclosure Documents.  (a) Each document required to be
                         --------------------
filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the Schedule 14D-9 will, when filed, comply as to form in all material respects with the applicable requirements of all applicable law, including without limitation, the Exchange Act.

          (b) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          SECTION 4.11.  Absence of Certain Changes.  Since the Balance Sheet
                         --------------------------
Date, and except as set forth in Schedule 4.11 or as contemplated by this Agreement, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or facts which has had or reasonably could be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend (other than regular quarterly dividends not to exceed $.07 per Share per quarter) or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

          (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

          (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e) any creation or assumption by the Company or any Subsidiary of any Lien on any asset other than in the ordinary course of business consistent with past practices and other than Liens which, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect;

          (f) any making of any loan, advance or capital contributions to or investment in any Person other than advances to employees in the ordinary course of business consistent with past practice and loans, advances or capital contributions to or investments in wholly owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (i) any material change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

          (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, in each case, other than in the ordinary course of business consistent with past practice.

          SECTION 4.12.  No Undisclosed Material Liabilities.  Except as set
                         -----------------------------------
forth in Schedule 4.12, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition or fact which could reasonably be expected to result in such a liability, other than:

          (a)  liabilities disclosed or provided for in the Balance Sheet;

          (b) other liabilities the presence of which, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect;

          (c) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; and

          (d) liabilities under this Agreement or in connection with this Agreement or disclosed hereunder.

          SECTION 4.13.  Litigation.  Except as set forth in the Company 10-K or
                         ----------
in Schedule 4.13, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, could reasonably be expected to have a Material Adverse Effect.

          SECTION 4.14.  Taxes.  (a) (i) all income and other material Tax
                         -----
returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or any subsidiary of the Company (collectively, the "RETURNS") were filed when due (including any applicable extension periods) in accordance with all applicable laws; (ii) as of the time of filing, such Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company, its Subsidiaries and any other information required to be shown therein; (iii) the Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all Taxes shown as due and payable on the Returns that have been filed; (iv) the charges, accruals and reserves for taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate (in accordance with GAAP) to cover such Taxes; (v) neither the Company nor any Subsidiary of the Company has been a member of an affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "CODE")) other than one of which the Company was the common parent, or filed or been included in a combined, consolidated or unitary Return other than one filed by the Company; (vi) the Company is not and has not been within five years of the date hereof a "United States real property holding corporation" as defined in Section 897 of the Code;
(vii) neither the Company nor any Subsidiary owns (excluding any leasehold interest) any interest in real property in the State of New York; and (viii) there is no claim, action, suit or proceeding now pending or threatened in writing against or in respect of any Tax or "tax asset" of the Company or any Subsidiary the resolution of which would as proposed, or audit or investigation now pending or threatened in writing against or in respect of any Tax or "tax asset" of the Company or any Subsidiary the resolution of which the Company believes would (taking into account any changes, accruals and reserves referred to in clause (iv) above), individually or in the aggregate, have a material adverse effect on the financial position of the Company and its Subsidiaries taken as a whole. (The term "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes).

          (b) As used in this Section 4.14, "TAXES" mean (i) all Federal, state, local and foreign income, franchise, alternative or add-on minimum tax, gross receipts, transfer, withholding on amounts paid to or by the Company or any of its Subsidiaries, payroll, employment, license, property, sales, use, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalty or additional tax attributable to such taxes; (ii) liability of the Company or any Subsidiary for the payment of any amounts of the type described in clause (i) of this paragraph as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Company or any Subsidiary for payments of such amounts was determined or taken into account with reference to the liability of any other person; and (iii) liability of the Company or any Subsidiary for the payment of any amounts as a result of being party to any tax sharing agreement or with respect to the payment of any amounts of the type described in clauses (i) or (ii) of this paragraph as a result of any express or implied obligation to indemnify any other person.

          "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

          SECTION 4.15.  Employee Matters.  (a)  For purposes of this Section,
                         ----------------
the following terms shall have the meanings set forth below:

          (A) "BENEFIT ARRANGEMENT" means any contract (other than the Employee Agreements), arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by the Company or any of its affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

          (B) "EMPLOYEE AGREEMENT" means all written employment agreements and severance agreements with employees of the Company or any of its Subsidiaries

          (C)  "EMPLOYEE PLAN" means any "employee benefit plan", as defined in
     Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company, any Subsidiary or any of their ERISA Affiliates for employees or former employees of the Company or any of its Subsidiaries and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

          (D) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

          (E) "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under
     Section 4001(b)(1) of ERISA.

          (F) "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

          (G) "TITLE IV PLAN" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

          (b) Schedule 4.15 identifies each Employee Plan. The Company has furnished or made available to Buyer copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with (i) the three most recent annual reports prepared in connection with any material Employee Plan (Form 5500 including, if applicable, Schedule B thereto) and (ii) the most recent actuarial valuation report prepared in connection with any Employee Plan. No Employee Plan is (i) except as set forth in Schedule 4.15, a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code. Except for the Supplemental Retirement and Death Benefit Agreements with the employees or former employees of the Company or its Subsidiaries who are identified on Schedule 4.15, no Employee Plan is a plan described in Section 401(a)(1) of ERISA.

          (c)  With respect to each Employee Plan, except as disclosed in
Section 4.15: (i) no "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has, to the knowledge of the officers of the Company, occurred with respect to any Employee Plan, excluding transactions effected pursuant to a statutory or administrative exemption; (ii) neither (A) disputes in the ordinary course of the operation of an Employee Plan that might reasonably be expected to have a Material Adverse Effect nor (B) disputes outside the ordinary course of the operation of an Employee Plan, are pending, or to the knowledge of the Company, threatened; and (iii) all contributions required to be made to each Employee Plan as of the date hereof (taking into account any extensions permitted by the Code or the IRS) have been made in full.

          (d) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full and except as disclosed in Schedule 4.15, to the knowledge of officers of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any liability to the PBGC, Department of Labor, or the plan participants. No Employee Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or Section 312 of the Code, whether or not waived.

          (e) If a "complete withdrawal" by the Company, all its Subsidiaries and all of their ERISA Affiliates were to occur as of the Closing Date with respect to all Multiemployer Plans, to the knowledge of the officers of the Company, based on information received by such officers as of the date hereof, none of the Company, any of its Subsidiaries nor any of their ERISA Affiliates would incur any material withdrawal liability under Title IV of ERISA.

          (f) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no event has occurred since the date of such determination that, to the knowledge of the officers of the Company, would adversely affect such qualification, and each trust created under any such Employee Plan has been determined by the Internal Revenue Service to be exempt from tax under Section 501(a) of the Code and no event has occurred since the date of such determination that, to the knowledge of the officers of the Company, would adversely affect such exemption. The Company has provided Buyer with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance (to include timely, complete and substantially correct filing of Form 5500 and any attachments) with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. Except as disclosed on Schedule 4.15, no Employee Plan is or has been audited or is or has been under investigation by the Department of Labor or the Internal Revenue Service.

          (g) Schedule 4.15 identifies each material Benefit Arrangement. The Company has furnished or made available to Buyer copies or descriptions of each material Benefit Arrangement. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

          (h) Schedule 4.15 identifies by name all Employee Agreements in effect or committed to be put in effect as of the date hereof and provides the following information with respect to each Employee Agreement:

          (1) 1995 compensation rate used in determining change of control severance payment;

          (2) 1994, 1993, and 1992 bonuses, if any, used to calculate change of control severance payment;

          (3)  Period used to calculate change of control severance payment; and

          (4) Good faith estimate of total severance payment due each employee with an Employee Agreement; provided that in no event will the estimate have more than a 5% margin of error.

No changes have been made to any Employee Agreement on or after January 1, 1995 and no new Employee Agreements will be entered into by the Company after May 1, 1995 and before the Effective Time, the effect of which is not disclosed on
Schedule 4.15.

          (i) Except as disclosed on Schedule 4.15, neither the Company nor any of its ERISA Affiliates has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired or former employees of the Company, except as required to avoid excise tax under Section 4980B of the Code.

          (j) Except as disclosed in Schedule 4.15, there has been no amendment or announcement by the Company or any of its ERISA Affiliates relating to, or change in benefits, employee participation or coverage under, any Employee Plan or Benefit Arrangement, that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

          (k) Except as set forth in Schedule 4.15, the Company is not aware of any Employee Agreement or other contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

          (l) Except as disclosed in Schedule 4.15, no excise tax under Section 4980B or other provision of the Code has been incurred by the Company or an ERISA Affiliate in respect of any Employee Plan.

          (m) Schedule 4.15 lists by policy number and issuer all corporate owned life insurance policies owned by the Company or an ERISA Affiliate and with respect to each such policy lists the (1) current cash surrender value, net of any loan, (2) name of insured and (3) the face amount. Each policy so identified is a life insurance contract within the meaning of Code Section 7702.

          (n) The Supplemental Retirement and Death Benefit Agreements identified in Schedule 4.15 do not permit any employee or former employee of the Company or an ERISA Affiliate who is over age 65 to receive an undiscounted lump sum payment of any installment payments due under said agreements.

          SECTION 4.16.  Labor Matters.  Except as set forth in Schedule 4.16
                         -------------
and except to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect, (i) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; and (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary (any such agreement or contract a "CBA"), nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. The Company has furnished or made available, to Buyer true and complete copies of all CBAs.

          SECTION 4.17.  Compliance with Laws.  Except as set forth in Schedule
                         --------------------
4.17, neither the Company nor any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations except where such violations would not have a Material Adverse Effect or a material adverse effect on the reputation of the Company and any of its Subsidiaries taken as a whole.

          SECTION 4.18.  Finders' Fees.  Except for Wertheim Schroder & Co.
                         -------------
Inc., a true copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who would be entitled to any fee or commission from the Company, any Subsidiary, Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

          SECTION 4.19.  Environmental Matters.  (a)  Except as set forth in the
                         ---------------------
Company SEC Documents or in Schedule 4.19:

          (i) since June 30, 1994, the Company has not received any written communication from any person or entity (including any Governmental Entity) stating that it or its Subsidiaries may be a potentially responsible party under Environmental Law (as defined in (c) below) with respect to any actual or alleged environmental contamination; neither the Company nor its Subsidiaries nor, to the Company's knowledge, any Governmental Entity is conducting or has conducted any environmental remediation or environmental investigation which could reasonably be expected to result in liability for the Company or its Subsidiaries under Environmental Law; and the Company and its Subsidiaries have not received any request for information under Environmental Law from any Governmental Entity with respect to any actual or alleged environmental contamination, except, in each case, for communications, environmental remediation and investigations and requests for information which would not, individually or in the aggregate, have a Material Adverse Effect;

          (ii) since June 30, 1994, the Company and its Subsidiaries have not received any written communication from any person or entity (including any Governmental Entity) stating or alleging that the Company or its Subsidiaries may have violated any Environmental Law, or that the Company or its Subsidiaries has caused or contributed to any environmental contamination that has caused any property damage or personal injury under Environmental Law, except, in each case, for statements and allegations of violations and statements and allegations of responsibility for property damage and personal injury which would not, individually or in the aggregate, have a Material Adverse Effect;

          (iii) all underground storage tanks ("UST'S") on property currently owned or leased by the Company comply with applicable Environmental Law, except for failures to comply which would not, individually or in the aggregate, have a Material Adverse Effect.

          (iv) with respect to UST's other than those covered by section 4.19(a)(iii), to the Company's knowledge, all obligations for which the Company and its Subsidiaries have retained liability either contractually or by operation of law would not have a Material Adverse Effect; and

          (v) to the Company's knowledge, the Company and its Subsidiaries have no liabilities under Environmental Law that, individually or in the aggregate, have had or may reasonably be expected to result in a Material Adverse Effect.

          (b) (i) The Company has not knowingly withheld from Buyer any material environmental investigation, study, audit, test, review and other analysis in the possession of the Company or its Subsidiaries conducted in relation to the business of the Company or any property or facility now or previously owned, operated or leased by the Company or any Subsidiary; and (ii) the Company has not knowingly withheld from Buyer any consent decree, consent order or similar document in force and to which it is a party relating to any property currently owned, leased or operated by the Company or its Subsidiaries.

          (c) For purposes of this Section 4.19, "ENVIRONMENTAL LAW" means all applicable state, federal and local laws, regulations and rules, including common law, judgments, decrees and orders relating to pollution, the preservation of the environment, and the release of material into the environment.

          SECTION 4.20.  Property.  The Company and the Subsidiaries have good
                         --------
and marketable title to, or in the case of leased property, have valid leasehold interests in all properties and assets necessary to conduct the business of the Company as currently conducted except to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect. There are no developments affecting any of such properties or assets pending or, to the knowledge of Seller threatened, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          SECTION 4.21.  Trademarks.  (a)  The Company and the Subsidiaries own
                         ----------
or possess adequate licenses or other valid rights to use all trademarks, trademark rights, trade names and trade name rights which are material to the Company's business and operations (collectively, "MATERIAL TRADEMARKS") used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted in all material respects. All Material Trademarks are validly registered or registrations have been applied for.

          (b) The Company, except as set forth in Schedule 4.21, is unaware of any assertion or claim challenging the validity of any Material Trademark. Except as set forth in Schedule 4.21, the conduct of the business of the Company and the Subsidiaries as currently conducted does not conflict with any trademark, trademark right, trade name or trade name right of any third party in a manner that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, there are no material infringements of any Material Trademarks.

          SECTION 4.22.  Material Contracts.  (a) Except as set forth in
                         ------------------
Schedule 4.22, the Company 10-K lists each material contract or agreement (including, but not limited to, all material leases, licensing agreements, manufacturing, production or distribution contracts and any material contracts or agreements pursuant to which the Company or any Subsidiary has licensed intellectual property to a third party) (collectively, the "MATERIAL CONTRACTS") to which the Company or any of its Subsidiaries is a party.

          (b) To the knowledge of the Company, each Material Contract is in full force and effect and is enforceable in all material respects against the parties thereto (other than the Company and the Subsidiaries) in accordance with its terms and no condition or state of facts exist that, with notice or the passage or time, or both, would constitute a material default by the Company or any Subsidiary or, to the best knowledge of the Company, any third party under any Material Contract.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF BUYER AND MERGER SUBSIDIARY


          Buyer and Merger Subsidiary represent and warrant to the Company that:

          SECTION 5.01.  Corporate Existence and Power.  Each of Buyer and
                         -----------------------------
Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

          SECTION 5.02.  Corporate Authorization.  The execution, delivery and
                         -----------------------
performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of each of

Buyer and Merger Subsidiary except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          SECTION 5.03.  Governmental Authorization. The execution, delivery and
                         ---------------------------
performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with New York Law; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Exchange Act; (iv) compliance with any applicable requirements of ISRA; (v) compliance with any applicable requirements of the Security Takeover Disclosure Act; and (vi) compliance with any applicable requirements of the Exon-Florio Provision.

          SECTION 5.04.  Non-Contravention.  The execution, delivery and
                         -----------------
performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Merger Subsidiary or the charter documents of Buyer,
(ii) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary, or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary, except in the case of clauses (ii) and (iii) as would not materially impair the consummation of the Offer or the Merger.

          SECTION 5.05.  Disclosure Documents.  (a) The information with respect
                         --------------------
to Buyer and its subsidiaries and Merger Subsidiary that Buyer and Merger Subsidiary furnish to the Company in writing specifically for use in any Company Disclosure Document will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

          (b) The SEC Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the New York Disclosure Documents, when filed, will comply as to form in all material respects with the applicable requirements of the New York Disclosure Act. The Offer Documents will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this
                                                          --------
representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by the Company specifically for use therein.

          SECTION 5.06.  Finders' Fees.  Except for Goldman, Sachs & Co., whose
                         -------------
fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

          SECTION 5.07.  Financing.  Buyer has or will have, prior to the
                         ---------
expiration of the Offer, sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis and to pay all related fees and expenses pursuant to the Offer and this Agreement.

          SECTION 5.08.  Share Ownership.  As of the date hereof, Buyer and
                         ---------------
Merger Subsidiary do not beneficially own any Shares.

          SECTION 5.09.  Merger Subsidiary's Operations.  Merger Subsidiary was
                         ------------------------------
formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                                  ARTICLE VI

                           COVENANTS OF THE COMPANY

          The Company agrees that:

          SECTION 6.01.  Conduct of the Company.  From the date hereof until the
                         ----------------------
Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) the Company will not adopt or propose any change in its certificate of incorporation or bylaws;

          (b) except for the Merger, the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

          (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) inventory in the ordinary course consistent with past practice;

          (d) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing; or

          (e) the Company will not, and will not permit any Subsidiary to, willfully and knowingly (i) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

          SECTION 6.02.  Stockholder Meeting; Proxy Material.  The Company shall
                         -----------------------------------
cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger unless a vote of stockholders of the Company is not required by New York Law. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company (i) will promptly, after the consummation of the Offer, prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.

          SECTION 6.03.  Access to Information.  From the date hereof until the
                         ---------------------
Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that all requests for information, to visit plants or facilities or to
- --------
interview the Company's employees or agents should be directed to and coordinated with an executive officer of the Company or one of the five general managers of the Company's operations; and provided further that no investigation
                                          --------
pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder and any information received by Buyer or its representatives shall remain subject to the Confidentiality Agreement dated December 1, 1994 between Buyer and the Company (the "CONFIDENTIALITY AGREEMENT").

          SECTION 6.04.  Other Offers.  From the date hereof until the
                         ------------
termination hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal. The Company will promptly notify Buyer after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Buyer fully informed of the status and details of any such Acquisition Proposal, indication or request. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement. Furthermore, nothing contained in this Section 6.04 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's shareholders or otherwise which, in the judgment of the Board of Directors with the advice of independent legal counsel, may be required under applicable law or rules of any stock exchange.

          SECTION 6.05.  Notices of Certain Events.  The Company shall promptly
                         -------------------------
notify Buyer of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

        (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement.

          SECTION 6.06.  Amendment of Rights Agreement.  The Company agrees that
                         -----------------------------
promptly after the date hereof, and in any event within five days of the date hereof, it will amend, to the extent necessary, its Amended and Restated Shareholder Rights Agreement, dated as of August 7, 1992, between the Company and the Bank of New York, as Rights Agent (the "RIGHTS AGREEMENT"), to permit the commencement and closing of the Offer and the consummation of the Merger without any such event or the passage of time resulting in the occurrence of the Distribution Date (as defined in the Rights Agreement), and upon the written request of Buyer, will redeem, in accordance with the terms of the Rights Agreement all outstanding rights issued pursuant to the Rights Agreement (the "RIGHTS") at a redemption price of $.01 per Right. Except as set forth above, the Company shall not redeem the Rights other than in connection with a merger, consolidation, business combination, acquisition of Shares or sale of assets or similar transaction that a majority of the Board of Directors of the Company (excluding directors who are designees of the Buyer or who are employees of the Company) determines in the exercise of its fiduciary responsibilities is more favorable to the Company's stockholders than the transactions contemplated hereby.

          SECTION 6.07.  Conveyance Taxes.  The Company shall timely pay any
                         ----------------
real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable prior to the Effective Time in connection with the transactions contemplated hereunder that are required to be paid in connection therewith.


                                  ARTICLE VII

                               COVENANTS OF BUYER

          Buyer agrees that:

          SECTION 7.01.  Obligations of Merger Subsidiary.  Buyer will take all
                         --------------------------------
action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          SECTION 7.02.  Voting of Shares.  Buyer agrees to vote all Shares
                         ----------------
beneficially owned by it or by its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

          SECTION 7.03.  Director and Officer Liability.  For six years after
                         ------------------------------
the Effective Time, Buyer will, and will cause the Surviving Corporation to, (i) indemnify and hold harmless the present and former officers, directors, employees and agents of the Company in respect of acts or omissions occurring prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) and (ii) advance to such Persons expenses incurred in defending any action or suit with respect to such matters, in each case to the extent such Persons are entitled to indemnification or advancement of expenses under the Company's or any Subsidiary's certificate of incorporation and bylaws in effect on the date hereof and subject to the terms of such certificates of incorporation and bylaws. In the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Buyer and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any such officer, director, employee or agent as provided in the Company's Certificate of Incorporation and By-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect. Any determination required to be made with respect to whether any of the foregoing Persons is entitled to indemnification as set forth above shall be made by independent legal counsel selected mutually by such Person and Buyer. For six years after the Effective Time, Buyer will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this
                           --------
Section, Buyer shall not be obligated to cause the Surviving Corporation to pay premiums in excess of $400,000 per annum; provided further that if the premiums would exceed $400,000 in a given year, the Surviving Corporation shall use its best efforts to purchase coverage that in the opinion of the Surviving Corporation is the best available for $400,000 per year. Buyer shall cause the Surviving Corporation to continue to indemnify in accordance with the Company's past practices each of the employees listed on Schedule 7.03 in respect of the lawsuit set forth opposite such employee's name on Schedule 7.03.


                                  ARTICLE VIII

                               COVENANTS OF BUYER
                                AND THE COMPANY

          The parties hereto agree that:

          SECTION 8.01.  Best Efforts.  Subject to the terms and conditions of
                         ------------
this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that Buyer and its affiliates shall not be required to
                --------
agree to any consent decree or order in connection with any objections of the Department of Justice or Federal Trade Commission (each an "HSR AUTHORITY") to the transactions contemplated by this Agreement or in connection with any objections of any governmental authority in respect of the Exon-Florio Provision to the transactions contemplated by this Agreement.

          SECTION 8.02.  Certain Filings.  The Company and Buyer shall cooperate
                         ---------------
with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

          SECTION 8.03.  Public Announcements.  Buyer and the Company will
                         --------------------
consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or foreign securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

          SECTION 8.04.  Conveyance Taxes.  Buyer and the Company shall
                         ----------------
cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereunder that are required or permitted to be filed on or before the Effective Time.

          SECTION 8.05.  Further Assurances.  At and after the Effective Time,
                         ------------------
the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger

Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          SECTION 8.06.  Employee Matters.  (a)  Except as provided in (c),
                         ----------------
Buyer and Merger Subsidiary agree that, effective as of the Effective Time and for a six month period following the Effective Time, the Surviving Corporation and its Subsidiaries and successors shall continue for those persons who, immediately prior to the Effective Time, were employees of the Company or its Subsidiaries ("RETAINED EMPLOYEES") the Employee Plans and material Benefit Arrangements or provide benefits that are not less favorable in the aggregate to such Employee Plans and Benefit Arrangements. With respect to such benefits, service accrued by such Retained Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be recognized to the extent and for the purposes such service was recognized prior to the Effective Time by the applicable Employee Plan or Benefit Arrangements. Nothing contained in the foregoing is intended to preclude the Surviving Corporation from terminating the employment of any Retained Employee after the Effective Time. Further, none of Buyer, the Merger Subsidiary or the Surviving Corporation shall be required to recognize service with the Company or its Subsidiaries prior to the Effective Time after the end of such six month period except as required by law; provided that with respect to Retained Employees who are participants in a
     --------
nonunion Employee Plan, the Buyer and the Merger Subsidiary agree to cause its nonunion employee benefit plans ("BENEFIT PLANS") to recognize, for purposes of vesting and eligibility to participate only, service which is recognized for such purposes by the comparable Employee Plan with respect to Retained Employees who otherwise become eligible to participate in a Benefit Plan.

          (b) Buyer and Merger Subsidiary agree to honor, and cause the Surviving Corporation to honor, without modification, the Employee Agreements on the same terms as disclosed in Schedule 4.15 hereof (whether or not executed as of the date hereof), and all Supplemental Retirement and Death Benefit Agreements, as amended through December 31, 1994, between the Company and certain officers (collectively, "Retirement Agreements") which Employee Agreements and Retirement Agreements are listed on Schedule 4.15 hereto. Buyer and Merger Subsidiary acknowledge that the consummation of the Offer shall constitute a "change in control" for purposes of the Employee Agreements and Retirement Agreements.

          (c) For the fiscal year of the Company ending June 30, 1995, the Company shall determine the bonus pools for the short term bonus arrangements of the Company using the same objective criteria that were used to determine such bonus pools for the fiscal year of the Company ended June 30, 1994. The Buyer shall, to the extent said bonus arrangements call for a discretionary allocation of the bonus pool, allocate the entire bonus pool and consult with Messrs. Banks, Frank, and Keane to ascertain their views with respect to the appropriate allocation of said bonus pool.

          (d) As of the Effective Time, all participants in the Company's Employee Stock Ownership and Savings Plan ("ESOP") shall become fully vested in their account balances under the ESOP. Buyer and Merger Subsidiary acknowledge that, prior to the consummation of the Offer, the Company may make such contribution to the ESOP as may be necessary to permit the ESOP to repay any remaining debt of the ESOP and may allocate, as of the Effective Time (as if the Effective Time were the last day of the ESOP's plan year), the remainder of its Shares to the ESOP accounts of ESOP participants in accordance with the provisions of the ESOP, Buyer and Merger Subsidiary agree that the Company may cause the ESOP to be terminated as of the Effective Time and may take such steps as may be necessary (including amending the ESOP and its related trust) to cause the trustee of the ESOP to offer each ESOP participant the opportunity to receive his or her account balance under the ESOP in a lump sum distribution as soon as practicable after the date the amounts described herein have been allocated or to have such account balance transferred to an individual retirement account.

          (e) Buyer and Merger Subsidiary agree to honor, and cause the Surviving Corporation to honor, without modification, for such directors and/or former directors and in such amounts as are set forth in Schedule 4.15, the Company's Non-Employee Director Fee Continuation Plan and the individual fee continuation agreement set forth on such Schedule 4.15, which provides certain benefits to non-employee directors, and agrees and acknowledges that consummation of the Offer shall constitute a "Change in Control" for purposes of such Plan.

          (f) In the event Buyer or Merger Subsidiary or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or

(ii) transfers or conveys all substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 8.05, proper provision shall be made so that the successors and assigns of Buyer, Merger Subsidiary or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 8.05 and none of the actions described in clauses (i) and (ii) shall be taken until such provision is made.


                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

          SECTION 9.01.  Conditions to the Obligations of Each Party.  The
                         -------------------------------------------
obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (i) if required by New York Law, this Agreement shall have been adopted by the stockholders of the Company in accordance with such Law;

         (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

        (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

         (iv)  Buyer shall have purchased Shares pursuant to the Offer;

          (v) any applicable waiting period under the Exon-Florio Provision relating to the Merger shall have expired; and

         (vi) Buyer shall have received or be reasonably satisfied that it will receive all consents and approvals contemplated by Section 4.04 or other material consents necessary in connection with the consummation of the Merger or to enable the Surviving Corporation to continue to carry on the business of the Company and the Subsidiaries as presently conducted in all material respects.

                                   ARTICLE X

                                  TERMINATION

          SECTION 10.01.  Termination.  This Agreement may be terminated and the
                          -----------
Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (i)  by mutual written consent of the Company and Buyer;

         (ii) by either the Company or Buyer if the Offer has not been consummated by August 31, 1995 (as such date may be extended pursuant to the proviso to this sentence, the "OUTSIDE TERMINATION DATE"); provided
                                                                    --------
     that if an HSR Authority shall have requested additional information from any of the parties hereto or any of their affiliates pursuant to 15 U.S.C.
     (S) 18a(e)(1) or the rules and regulations thereunder on or prior to August 31, 1995, Buyer may elect to change the Outside Termination Date to a date not later than October 31, 1995 if this Agreement has not been terminated by the Company pursuant to the terms of this Agreement prior to the date of such election; provided, however, that the right to terminate this
                    --------
     Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to meet the date requirements of this paragraph;

        (iii) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

         (iv)  by Buyer, upon the occurrence of any Trigger Event described in
     Section 11.04(b);

          (v) by the Company, upon the occurrence of the Trigger Event described in clause (i) or (ii) of Section 11.04(b);

         (vi) by the Company if Buyer or Merger Subsidiary breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect; or

        (vii) by Buyer, if Buyer shall have received any communication from an HSR Authority (which communication shall be confirmed to the other parties by the HSR Authority) that causes such party to reasonably believe that any HSR Authority has authorized the institution of litigation challenging the transactions contemplated by this Agreement under the U.S. antitrust laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by this Agreement.

The party desiring to terminate this Agreement pursuant to clauses (ii), (iii),
(iv), (v), (vi) or (vii) shall give written notice of such termination to the other party.

          SECTION 10.02.  Effect of Termination.  If this Agreement is
                          ---------------------
terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Section 11.04 and the Confidentiality Agreement shall survive the termination hereof.


                                   ARTICLE XI

                                 MISCELLANEOUS

          SECTION 11.01.  Notices.  All notices, requests and other
                          -------
communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

          if to Buyer or Merger Subsidiary, to:

               Imperial Chemical Industries PLC
               9 Millbank
               London SW1P 3JF
               England
               Telecopy:  (071) 798-5878
               Attention:  Company Secretary

               with a copy to:

               Paul R. Kingsley, Esq.
               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York  10017
               Telecopy: (212) 450-4800
          if to the Company, to:

               Grow Group, Inc.
               Metropolitan Life Building
               200 Park Avenue
               New York, NY 10166
               Telecopy:  (212) 286-0940
               Attention:  Mr. Russell Banks, President and
                             Chief Executive Officer

               with a copy to:

               Parker Chapin Flattau & Klimpl
               1211 Avenue of the Americas
               New York, New York 10036
               Telecopy:  (212) 704-6288
               Attention:  Lloyd Frank, Esq.

               and a copy to:

               Skadden, Arps, Slate, Meagher & Flom
               919 Third Avenue
               New York, New York 10022
               Telecopy:  (212) 735-2000
               Attention:  Daniel E. Stoller, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

          SECTION 11.02.  Survival of Representations and Warranties.  The
                          ------------------------------------------
representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. All covenants and agreements contained herein which by their terms are to be performed in whole or in part subsequent to the Effective Time shall survive the Merger in accordance with their terms. Nothing contained in this Section 11.02 shall relieve any party from liability for any willful breach of this Agreement.

          SECTION 11.03.  Amendments; No Waivers.  (a)  Any provision of this
                          ----------------------
Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the
                    --------
stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change could adversely affect the holders of any shares of capital stock of the Company.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 11.04.  Expenses.  (a)  Except as otherwise provided in this
                          --------
Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          (b) The Company agrees to pay Buyer in respect of its expenses an amount in immediately available funds equal to $8,000,000 promptly, but in no event later than two business days, after the occurrence of any of the events set forth below (a "TRIGGER EVENT"):

          (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal other than the transactions contemplated by this Agreement;

         (ii) the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of the Offer or this Agreement other than as a result of Buyer's breach of this Agreement; or

        (iii) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Buyer or any of its affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 25% of any class or series of capital stock of the Company (including the Shares), or shall have acquired, directly or indirectly, at least 25% of the assets of the Company other than acquisitions of securities for bona fide arbitrage purposes only and other than Corimon or its affiliates;

     or Corimon and its affiliates shall beneficially own more than 28% of the Shares.

          SECTION 11.05.  Successors and Assigns.  The provisions of this
                          ----------------------
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign,
                                             --------
delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly owned subsidiaries, the right to purchase Shares pursuant to the Offer, but any such transfer or assignment will not relieve Buyer of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

          SECTION 11.06.  Governing Law.  This Agreement shall be construed in
                          -------------
accordance with and governed by the law of the State of New York without regard to conflicts of laws.

          SECTION 11.07.  Severability.  If any term or other provision of this
                          ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

          SECTION 11.08.  Third Party Beneficiaries.  No provision of this
                          -------------------------
Agreement other than Sections 7.03 and 8.05 is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          SECTION 11.09.  Entire Agreement.  This Agreement, including any
                          ----------------
exhibits or schedules hereto and the Confidentiality Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or undertaking with respect thereto, both written and oral.

          SECTION 11.10.  Counterparts; Effectiveness.  This Agreement may be
                          ---------------------------
signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

          SECTION 11.11.  Jurisdiction.  Any legal action or proceeding with
                          ------------
respect to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Company, Buyer and Merger Subsidiary each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. The Company, Buyer and Merger Subsidiary irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, Buyer or Merger Subsidiary at their respective addresses referred to in Section 11.01 hereof. In addition, each of Buyer and Merger Subsidiary hereby designates ICI American Holdings Inc. ("AGENT"), Olympic Towers, 645 Fifth Avenue, 12th Floor, New York, New York 10022 as its respective agent for service of process, and service upon Buyer or Merger Subsidiary shall be deemed to be effective upon service of Agent as aforesaid or of its successor designated in accordance with the following sentence. If Agent changes its address, Buyer will provide the Company with not less than 30 days advance notice of such change. Buyer and Merger Subsidiary shall maintain an agent for service of process in the Borough of Manhattan. Buyer or Merger subsidiary may designate another corporate agent or law firm reasonably acceptable to the Company and located in the Borough of Manhattan, in the City of New York, as successor agent for service of process upon 30-days prior written notice to the Company. The Company, Buyer and Merger Subsidiary each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceedings brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                    GROW GROUP, INC.



                                    By:   /s/ Russell Banks
                                         ---------------------------
                                      Name:  Russell Banks
                                      Title: President


                                    IMPERIAL CHEMICAL INDUSTRIES PLC



                                    By:   /s/ John Thompson
                                         ---------------------------
                                      Name:   John Thompson
                                      Title:  Attorney in Fact


                                    GDEN CORPORATION



                                    By:   /s/ John Danzeisen
                                         ---------------------------
                                      Name:   John Danzeisen
                                      Title:  Attorney in Fact

                                                                         ANNEX I


                            CONDITIONS TO THE OFFER
                            -----------------------


          Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Buyer's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Buyer shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Buyer's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer if (i) any applicable waiting period under the HSR Act or Exon-Florio Provision has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied, (iii) the Rights under the Rights Agreement shall have become exercisable, or (iv) at any time on or after April 30, 1995 and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following conditions shall exist:

          (a) there shall be instituted and pending by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission ("Governmental Entity") (or the staff of any HSR Authority shall have recommended the commencement of) any action or proceeding which (1) seeks to prohibit, or impose any material limitations on, Buyer's or Merger Subsidiary's ownership or operation of all or a material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or to compel Buyer or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer or its subsidiaries, (2) seeks to prohibit, or make illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) challenges or seeks to make illegal, to delay materially or to restrain or prohibit, the making of the Offer, or seeks to restrain or limit the ability of Buyer, or renders Buyer unable, to accept for payment, pay for or purchase some or all of the Shares, or to consummate the Merger, or seeks material damages relating to the transactions contemplated by the Offer or the Merger or (4) imposes material limitations on the ability of Merger Subsidiary or Buyer effectively to exercise full rights of ownership of the Shares, including without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders;

          (b) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any Governmental Entity that results in any of the consequences referred to in clauses (1) through (4) of paragraph (a) above;

          (c) unless the Shares properly tendered constitute not less than two-thirds of the outstanding Shares on a fully diluted basis, any event or action shall have occurred that shall materially impair, restrain or prohibit or to materially delay the acquisition by Buyer of the Corimon Shares in accordance with the terms of the Corimon Option Agreement;

          (d) the representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case, (i) for changes specifically permitted by the Merger Agreement and (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, or the performance or compliance with such obligations, agreements or covenants, individually or in the aggregate, do not have, and could not reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of Buyer to consummate the Offer or the Merger;

          (e) the Merger Agreement shall have been terminated in accordance with its terms;

          (f) any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 25% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, other than Corimon or its affiliates; or Corimon and its affiliates shall have acquired beneficial ownership of more than 28% of the outstanding Shares or (ii) the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to an Acquisition Proposal or similar business combination with the Company;

          (g) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Buyer or Merger Subsidiary (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing; or

          (h) Buyer shall not have received and shall not be satisfied that it will receive the consents and approvals required under ISRA or the Credit Agreement in connection with the consummation of the Offer or the Merger;

which in the sole judgment of Buyer or Merger Subsidiary, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

          The foregoing conditions are for the sole benefit of Merger Subsidiary and Buyer and may be waived by Buyer or Merger Subsidiary, in whole or in part at any time and from time to time in the sole discretion of Buyer or Merger Subsidiary. The failure by Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.